Exhibit 99.3

LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

ASSOCIATED CAPITAL GROUP, INC.

OFFER TO EXCHANGE

SHARES OF CLASS A COMMON STOCK

OF

GAMCO INVESTORS, INC.

WHICH ARE BENEFICIALLY OWNED BY ASSOCIATED CAPITAL GROUP, INC.

FOR UP TO

1,000,000 OUTSTANDING SHARES OF CLASS A COMMON STOCK

OF

ASSOCIATED CAPITAL GROUP, INC.

(subject to the terms and conditions described in the prospectus/offer to exchange and the related letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 5, 2018, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

February 1, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Associated Capital Group, Inc. (“Associated Capital,” “AC Group” or “AC”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange 1,000,000 shares of AC Class A common stock, par value $0.001 per share (“AC Class A common stock”), for outstanding shares of GAMCO Investors, Inc. (“GAMCO” or “GBL”) Class A common stock, par value $0.001 per share (“GAMCO Class A common stock”) that Associated Capital beneficially owns, which are validly tendered by AC stockholders in the offer and not properly withdrawn (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and the related letter of transmittal, together with any amendments or supplements thereto, the “offer” or the “exchange offer”). For each share of AC Class A common stock accepted in the exchange offer, tendering AC stockholders will receive 1.35 shares of GAMCO Class A common stock (the “exchange ratio”), together with cash in lieu of any fractional share of GAMCO Class A common stock, without interest and less any applicable withholding taxes. This exchange ratio is fixed and will not be adjusted to reflect share price changes of the AC Class A common stock or GAMCO Class A common stock prior to the closing of the offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 5, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

For your information and for forwarding to your clients for whose accounts you hold shares of AC Class A common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;
2.	the related letter of transmittal for your use in accepting the offer and tendering shares of AC Class A common stock and for the information of your clients;
3.	a notice of guaranteed delivery that accompanies the prospectus/offer to exchange to be used to accept the offer if shares of AC Class A common stock and all other required documents cannot be delivered to Computershare Trust Company, N.A., the exchange agent for the offer (the “exchange agent”), by the expiration date of the offer or if the procedures for book-entry transfer cannot be completed by the expiration date of the offer;
4.	a printed form of letter which may be sent to your clients for whose accounts you hold shares of AC Class A common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer; and
5.	a return envelope address to the exchange agent for your use only.

Associated Capital will not pay any commissions or fees to any broker, dealer or other person, other than to the exchange agent and other persons described in the section of the prospectus/offer to exchange titled “Exchange Offer Procedures — Fees and Commissions,” for soliciting tenders of shares of AC Class A common stock pursuant to the offer. Upon request, Associated Capital will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Associated Capital at the address and telephone number set forth in the prospectus/offer to exchange.

Very truly yours,

Francis J. Conroy

Interim Chief Financial Officer

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF Associated Capital, GAMCO, THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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